Exhibit 99.1

Volume 3, March 2008

McEwen Capital: Looking Back at 2007

Last year, the investing world decided to reassess the risk associated with their investments and the type of return they expect to generate in order to part with their capital. In the wake of the sub-prime meltdown, junior exploration companies — barring the few with major discoveries — witnessed substantial declines in their share prices.  This was despite the gold price rallying approximately 30% in 2007.  Last year saw a seismic type shift away from speculative investments to more secure financial instruments like government bonds and companies generating substantial cash flow.

Since McEwen Capital was established three years ago, the firm has generated a compounded annual growth rate of 39%. This growth would place us among the top performing gold funds in the world. Over this time period we have outperformed the price of gold, the AMEX Gold Bugs Index (HUI) and the Philadelphia Exchange Gold and Silver Index (XAU). However, due to our concentration within the exploration sector, McEwen Capital’s 2007 performance was 3% versus 60% in 2006 and 113% in 2005.

Since McEwen Capital was established three years ago, the firm has generated a compounded annual growth rate of 39%.

Our financial model remains unique among the larger investors that are active in gold.  We set out to acquire large equity interests in companies.  This is designed to hold management to their promises.  When McEwen Capital makes a large investment, we seek to obtain a voice on major corporate transactions, a right to participate in future financings and an option to elect a board member.

In 2007, McEwen Capital took its private exploration company in Alaska public when we merged it with Lexam Explorations’ Nevada assets (50% owned by McEwen Capital) and Rubicon Minerals, whose focus was Red Lake, Ontario.  We then increased our investment in Rubicon through a CAD$10 million private placement and we raised the company an additional CAD$5 million that gave it a strong treasury — which today stands at approximately $30 million. The new Rubicon now has three of the largest land positions in some of North America’s richest gold belts, a strong balance sheet and senior listings on the American and Toronto Stock Exchanges. After giving effect to the merger and subsequent private placement, McEwen Capital became the new Rubicon’s largest shareholder, owning approximately 31% of its outstanding shares.

We also made a move into physical gold late in the summer. With media websites such as Flickr and YouTube displaying images of customers lining up outside branches of England’s Northern Rock, we believed people from around the world would start questioning whether their own money was safe. With the yield of government-backed paper declining, we came to the conclusion that it was better to invest our cash in gold. Our purchases occurred between US$670 and US$720 per ounce.

New additions to the portfolio included Golden Valley Mines (TSX-V:GZZ), Freegold Ventures (TSX: ITF), Gold Port Resources (TSX-V:GPO), MacDonald Mines (TSX-V: BMK) and Noront Resources (TSX-V:NOT). Each of these investments was designed around our belief that one should invest in companies that have good land positions in emerging mineral belts, that are concentrated around large discoveries or development projects and are located in politically secure regions of the world.

We continue to believe that the best financial leverage is in the junior exploration companies. Our portfolio of companies have good assets and strong balance sheets that should allow them to continually explore for more resources as the bull market in commodities continues to play out.

McEwen Capital 3rd Annual PDAC Reception

Rob McEwen is very pleased to invite you to McEwen Capital’s 3rd annual PDAC Reception.

This year’s event will be co-hosted by Downtown Porsche in their breathtaking showroom.

Tuesday March 4, 2008 4:30 pm - 8:00 pm. Downtown Porsche, 265 Front Street East, Toronto.

To RSVP, please contact Kristi Villers via e-mail: kristi@usgold.com or call 1-866-441-0690.

Investors and industry personalities greet one another in Lexam’s Toronto head office during the annual PDAC conference.

Inside

3. US Gold: 2007 Corporate Achievements — 2008 Preview

What’s in store for Rob McEwen’s US Gold in 2008.

4. Sub-prime “Rocks” Investor Confidence

Easy credit, artificially low interest rates and reckless lending standards.

7. Still on Track for $5,500 Gold?

Rising demand, declining supply continue to drive gold higher.

10. US Gold’s Magistral Mine

Infrastructure built and ready to go.

11. Rubicon: North America’s Go-To Exploration Company

2007 was a transformative year for the Company — what is next?

Matthew Cheslock, Senior Specialist with Cohen Specialists

LLC and Rob McEwen on AMEX trading floor.

Lexam: Focusing on Energy

Lexam (TSX-V: LEX; OTC: LEXEF) is a North American based energy exploration company.  It is advancing the Baca Oil & Gas Project in south-central Colorado, which is 75% owned by Lexam and 25% by ConocoPhillips and has an option to earn 50% interest in Golden Valley Mines’ Otish Basin Uranium Project in Quebec.

Lexam’s Vice-President of Corporate Development, Ian Ball, took some time to discuss the company’s priorities, activities and opportunities.

Q. Some investors suggest Lexam should focus on gold versus energy.  Historically it’s been gold where Rob McEwen, Lexam’s Chairman and CEO, has been financially successful.

IB. Rob’s ability and financial success in the gold market is well-documented. I believe there are only a handful of people in his category — such as Peter Munk (founder of Barrick Gold), Robert Friedland (financier and founder of Ivanhoe Mines) and Seymour Schulich (founder of Franco-Nevada).

If you look at the 400 richest people in the United States, only one individual comes from mining versus 39 from energy. Historical figures like John Rockefeller (Standard Oil), J. Paul Getty (Getty Oil) and Armand Hammer (Occidental Petroleum) made the bulk of their fortunes from energy.

To answer your question, “why energy?”, the potential reward is very large should you make a discovery and demand for energy is rising worldwide. I believe we are going to see some real supply constraints enter the system. Whether it’s oil, gas or uranium, large producers are going to have a difficult time increasing supplies.

Q. It has been two and half years since McEwen Capital purchased 50% of Lexam’s outstanding shares and took control of management. Are you satisfied with the performance?

IB. I have been told it takes between five to ten years to build a solid business. From this standpoint, I believe we have created a good foundation where Lexam can grow and build share value.  That is my number one objective. I see many companies create a lot of noise but their share price is weak.  Unless your decision creates value on a per share basis, don’t do it. I think management of public companies need to better align themselves with their shareholders to understand this fact.

We took a company that had a negative cash balance, a real mixture of assets, a listing on the NEX Exchange (the penalty box for listed securities in Canada) and no exploration prospects to a firm with $11 million* in liquid assets and no debt. We did this by issuing only a small amount of equity.  Non-core assets were sold off and we created value where none was believed to exist. Lexam’s shares were re-listed back on the main exchange and we have two exploration projects that have the ability to add value.

Q. Last year Lexam entered into a partnership with Golden Valley Mines to explore for uranium in Quebec’s Otish Basin. How has that worked out for the company?

IB. Quebec’s mineral sector should be the benchmark for every other jurisdiction around the world. Instead of imposing royalties on projects or nationalizing assets, the government is asking companies what they can do to help.  They are rolling out the red carpet.  The provincial government offers companies a 42% rebate on their exploration dollars and the level of organization from a legal and technological perspective is far more advanced than I have seen in other parts of the world.

Our partnership with Golden Valley is working out well. We were able to acquire a very large land position (205,400 acres) in what is becoming a recognized area for uranium potential.  Our first exploration season was focused on acquiring the necessary data we need to conduct our drilling program that is scheduled to begin in the second quarter of 2008.  This will be followed up with more data collection and analysis before our second drill program begins in late summer.

The level of activity in the Otish Basin is starting to pick up. A few companies are starting to consolidate the region. Strateco Resources recently announced an initial resource estimate of 4.1 million lbs. of uranium at an approximate grade of 0.7% U3O8 at their Matoush discovery (Strateco News Release, October 1, 2007) and Cameco, the world’s largest uranium producer, released a drill result of 1.06% U3O8 over nearly 16 meters (Cameco MD&A, October 31, 2007). People are starting to take notice.

* As of September 30, 2007.

Continued on page 12.

US Gold:

2007 Corporate Achievements — 2008 Preview

Cortez Trend Consolidation Now Complete

Through the simultaneous takeovers of three companies in 2007, US Gold successfully accomplished its first objective in Nevada by consolidating a large portion of the prolific Cortez Gold Trend. With the acquisitions complete, the Company’s on-trend land position has grown dramatically from 36 to 170 square miles (93 to 440 sq. km) and the focus is now on making a significant gold discovery. In terms of size, US Gold’s holdings are now four times larger than Manhattan and rank third in the trend behind the world’s two largest gold producers, Barrick Gold and Newmont Mining.

“ Our goal in Nevada is to find a major high-grade deposit like Cortez Hills.” – Rob McEwen

“US Gold decided to consolidate this land package to increase the Company’s odds of success,” said Rob McEwen, Chairman and CEO of US Gold. “Our goal in Nevada is to find a major highgrade deposit like Cortez Hills, which is situated 10 miles (16 km) north of US Gold. It is this type of exciting discovery in Nevada that has produced some of the largest and most profitable gold mining operations.”

2007 Exploration Results

Exploration is the engine that drives US Gold. It is the lifeblood of the Company. In 2007, US Gold continued its aggressive exploration program in northeastern Nevada and was able to successfully confirm the gold mineralization that was believed to be present at Tonkin. There were also encouraging results from the recently acquired Limo project. They include 0.16 ounces per ton (opt) gold over 50 feet (ft.) (5.52 gpt [grams per tonne] gold over 16.8 meters) and 0.05 opt over 184.5 ft. (1.78 gpt over 56.2 m).

2008 Corporate Outlook

US Gold is entering the 2008 exploration season with an attractive group of assets and a strong treasury of approximately $30 million. Resource estimates at several projects are now underway and are scheduled to be completed during the first half of the year. This will provide each project with a foundation upon which it can grow.

“ My objective at US Gold is to continually push the perceived limits of what is possible in order to discover gold, a lot more gold.” — Rob McEwen

In addition to aggressively exploring key projects in Nevada, US Gold has initiated its first program in Mexico around the Magistral Mine which was acquired through the simultaneous takeover of the three companies. This mine produced 70,000 ounces of gold from 2002 to 2005. The focus of this program will be to explore for the possible extensions of the La Prieta high-grade and to identify similar areas. Some of the more exciting drill results previously obtained on the property included 0.27 opt gold over 113 ft. (9.40 gpt gold over 34.4m) and 0.17 opt gold over 93.5 ft. (5.68 gpt gold over 28.5 m).

“My objective at US Gold is to continually push the perceived limits of what is possible in order to discover gold, a lot more gold,” said McEwen.

Rob McEwen celebrating the listing of US Gold on the American Stock Exchange (May 16, 2007).

Rob McEwen, Chairman and CEO of US Gold and Lexam Explorations, was recently appointed to the Order of Canada, the country’s highest civilian honour. Rob was one of 71 appointments announced by Her Excellency the Right Honourable Michaëlle Jean, Governor General of Canada.

The Order of Canada was created on July 1, 1967, and has since become the centrepiece of Canada’s System of Honours. It is administered by the Governor General with the assistance of an advisory council and is granted to Canadian citizens for outstanding achievement and service to the country or to humanity at large.

Throughout his life and career, Rob has demonstrated vision, leadership and a deep appreciation for our cultural heritage. He was the founder and former Chairman and CEO of Goldcorp Inc., a company which he grew from a $50 million market capitalization in 1992 to over $8 billion by 2005. During that period, Goldcorp shares achieved an annual compounded growth rate of over 31%.

Rob is a generous philanthropist, having contributed over $50 million to various charitable organizations including the Red Lake Margaret Cochenour Memorial Hospital and Red Lake Regional Heritage Centre. He and his wife Cheryl are the benefactors of the McEwen Centre for Regenerative Medicine at the Toronto General Hospital, where they invested over $20 million to advance medical research into commercial applications.

In the past, Rob has been awarded the Northern Miner’s Man of the Year Award, the Prospectors & Developers Association of Canada Developer of the Year Award, Canadian Business Magazine’s Most Innovative CEO Award, the Ernst & Young Entrepreneur of the Year Award (energy category), the Schulich School of Business Alumni Award for Outstanding Executive Leadership and the Canadian Youth Business Foundations Lifetime Achievement Award.

Sub-Prime “Rocks” Investor Confidence

Easy credit, artificially low interest rates and reckless lending standards were the signs everyone decided to ignore… and why not? The times were good and the market was flooded with speculative capital.

The saleable features of a sub-prime loan sounded all too appealing for many large banks. You take a high yielding debt instrument and sell it to a yieldstarved investment public. Attach an investment grade rating from the S&P or Moody’s, and what could be easier?

We are consistently told that our country’s banking system and fiscal polices are sound. In fact we hear they are as good as gold! But what if they are not? In Canada, your savings are guaranteed by the government, but only up to $100,000. If your bank fails or is at risk of failing, how do you protect your capital?

We never really think about our bank failing, but during the summer, thousands of UK citizens woke up to this reality. Northern Rock, England’s fifth largest bank, notified the market that it was seeking emergency funding from the Bank of England because no other lending institution was willing to provide it with enough capital to meet its liquidity needs. What initially began as a little credit tightening around the world became pure gridlock. There is something interesting about human psychology and how crowds attract even larger crowds. So you can imagine one’s reaction if you heard Northern Rock was seeking emergency funding and then saw fellow countrymen forming a line to withdraw their savings. What do you do? For most people the decision was simple: get in line and withdraw much, if not all, of your savings.

There is real concern that what is occurring in the sub-prime market could spread to other parts of the financial sector. To date, the heads of Merrill Lynch and Citibank have been terminated because of their exposure to the subprime market. Many firms around the world are revealing to their shareholders that instead of wisely investing the company’s excess cash, they decided to play fund manager in order to squeeze out a few extra basis points and, in the process, now hold receivables worth 50 to 70 cents on the dollar.

Today, much of the credit market remains frozen. The Fed is lowering rates and central banks around the world are injecting increasing amounts of liquidity into the system, but it simply cannot last. With the run on Northern Rock, top banking executives losing their jobs and massive write downs throughout the financial sector, is your money really safe? For most investors this type of risk is never factored into the equation. But the risk is real and individuals around the world are going to demand higher returns for this increased risk profile. Our response is simple: OWN GOLD.

Customers anxiously wait to withdraw their savings from a Northern Rock branch.

Becoming a Millionaire through US Gold

Former United States Air Force Captain Don Phillips started buying US Gold shares in late 1997. Now retired and living in San Antonio, Texas, he takes some time to share with us his journey in becoming a millionaire through US Gold.

Q. How did you fist hear about US Gold and what interested you about the company?

DP. I first heard of US Gold through a newsletter published by my broker at the time. I came across an article entitled “30 Square Miles of Gold” that introduced me to the company’s Tonkin Springs property. I started doing more research and realized that Nevada has great potential. At a time when the NASDAQ and Dow Jones were going bananas, I thought gold was the place to put my money. I started picking up US Gold at about $0.90 and it continued going down until about $0.14. I kept picking it up as the price of gold went down to $250 per ounce.

Q. Tell us about your relationship with Bill Pass, US Gold’s Chief Financial Officer.

DP. I started talking to Bill in the early days as I was doing research on US Gold. Like a good friend, Bill took the time to answer all my questions and taught me a lot about mining.

Q. What made you hang on to the shares?

DP. Eventually I took a drive to the area and met with the Reid brothers (former US Gold executives). I took the three hour drive down Hwy. 50 and saw Tonkin. I kept learning more about the area and believed in its potential to host gold. Some discoveries were made through joint ventures and the share price moved up and down but I kept buying. I had purchased well over 100,000 shares under $0.25.

Q. What is your current outlook of the property?

DP. I still enjoy driving up once in a while just to look at everything that is new in the area. Every time I go, there are more and more mines. I am thrilled that Rob came along. He is a genuine, honest mining hero and he sees the potential in the area. I am confident that Tonkin is going to make a lot of people a lot of wealth — gold’s not going down any time soon. I’ve influenced every one in my family to buy US Gold and we continue to buy.

Q. Any final thoughts?

DP. A lot of people tell me I’m a lucky person, but I think the lucky thing is meeting some good people that know what they’re talking about — like Bill Pass, the Reid brothers and Rob McEwen. My wife and I are both retired now and we can go and do whatever we want without worrying about money or without having to wait for a monthly cheque. I recently bought a second house and another one for my son. We will also be buying a realty franchise that my son will manage. The community of Alamo Ranch, outside the city limits of San Antonio, is expecting 200,000 new residents in the next 10 years and we will focus our business there. My investment in US Gold has given me and my family opportunities that would not have been possible otherwise.

US Gold shareholder Don Phillips (center) standing with Rob McEwen (left) and Bill Pass (right).

Diagnos:

Using Artificial Intelligence in Search of Discoveries

The last major change in the gold sector happened thirty years ago with the introduction of heap leaching, which allowed for the extraction of lower grade deposits. Unlike the oil and gas sector, where exploration tools have continually advanced, the gold sector has lagged behind. But could a company called Diagnos change all that?

Diagnos (TSX-V:ADK) is a Montrealbased company that uses advanced mathematics and artificial intelligence to quickly process large databases of information that help target gold and other mineral resources, including oil and gas. Although Diagnos remains tight-lipped on the actual inner workings of the process, the results are starting to speak for themselves.

Today, the Diagnos technology is being used by both US Gold and Lexam Explorations, in Nevada, Mexico and Quebec. Both companies expect to have results by end of the first quarter of 2008 and will begin using these exploration targets to help guide their respective programs. If this intriguing innovation continues to succeed it could dramatically improve the economics of exploration.

Creating a World Leader in Regenerative Medicine

This past year saw a combination of donor generosity, scientific excellence and public attention culminating in the celebration of significant milestones at the McEwen Centre.

McEwens double their investment in research with second gift

With a keen sense of the possibility for the future, Rob and Cheryl McEwen renewed their commitment to regenerative medicine and stem cell research with a further contribution of $10 million, representing a total of $20 million to regenerative medicine research — one of the largest contributions to this area of science in North America.

“University Health Network is among the leaders of the global regenerative medicine research boom,” said Rob McEwen. “Some of the world’s top regenerative medicine scientists and medical professionals work at the McEwen Centre. It’s their commitment to finding answers that compels me to support their leading edge research.”

Among those brilliant professionals is Dr. Gordon Keller, who heads up the McEwen Centre. Dr. Keller, recognized as one of the world’s foremost stem cell researchers, returned to Canada last year from New York’s Mount Sinai School of Medicine. Dr. Keller said the reason for his move was “to have the opportunity to work with what I think is the best stem cell community in the world.”

Dr. Keller has assembled a leading group of scientists representing the best minds in stem cell research from University Health Network, University of Toronto, the Hospital for Sick Children and Mount Sinai Hospital.

Arnold Schwarzenegger pays visit to McEwen scientists

The McEwen Centre For Regenerative Medicine hosted an unexpected but celebrated visitor in May. Governor of California Arnold Schwarzenegger was in town to join Ontario Premier Dalton McGuinty in announcing a new $30 million joint stem cell research project between Ontario and California. Before the announcement, the Premier and Governor toured the laboratory of McEwen scientist Dr. John Dick in the McEwen Centre for Regenerative Medicine, where stem cell research is underway.

“ Innovators are adding new rays of hope for the millions of people around he world.” — Governor Arnold Schwarzenegger

Governor Schwarzenegger had encouraging words for the McEwen scientists. “I want to offer my deepest gratitude to the scientists and doctors in California and Canada who are using our resources to find new therapies and cures. These innovators are adding new rays of hope for the millions of people around the world who suffer from diseases like Alzheimer’s, Parkinson’s, cancer and multiple sclerosis.”

Fellowship program will attract the best and brightest

The McEwen Centre for Regenerative Medicine has awarded $600,000 in grants to support leading-edge research in the field of stem cell and regenerative medicine research. The grants will support the work of four young scientists pursuing post-doctoral research in the labs of McEwen scientists in Toronto. Each post-doctoral fellowship grant, selected through a competitive review by an expert panel, provides $150,000 in support over three years.

Still on Track for $5,500 Gold?

Yes! Around the world, demand for gold is increasing with strong fundamentals currently working in the metal’s favour:

Rising Demand

1. Gold ETFs (Exchange Traded Funds) are making it easy for investors to buy gold electronically

2. Rising demand from Asia

3. Petroleum dollars being recycled into gold

4. Continued de-hedging by producers

5. Continued weakness in the U.S. dollar

Declining Supply

1. Declining production in Africa, the United States, Australia and Canada

2. Increasing costs and lack of new discoveries

3. Delays and shortages in equipment and manpower

4. Rising diesel, steel, cement and labour costs

The price of any financial asset will never move in a straight line forever, but we believe the path of least resistance for gold is up. Although it now appears conservative, back in 2001 our belief that gold would retest its old highs of $850 an ounce was viewed as a rather bold prediction. Today we see gold testing $2,000 an ounce by 2010 and then possibly spiking to $5,500 an ounce.

“ Stocks are driven by human beings and human beings never change. Wall Street is always the same.” — Jesse Livermore, Legendary Trader

In past editions of INSiTE, we have described the tool we find most useful for tracking the long term price of gold. That tool, which we continue to use today, is the Dow Jones versus Gold Ratio. This ratio outlines how many ounces of gold it takes to purchase the Dow, assuming every point in the index is the equivalent of a dollar. This ratio has shown us that over the past 111 years, there have been times when investors lost confidence in financial assets — and when this happened, it was a good time to own gold.

If you look back to 1896 an investor could purchase the Dow with just one ounce of gold, but by the time the market peaked in 1929 it took 18 ounces of gold. In 1932 the ratio was back down to 2 ounces purchasing the Dow. The most recent pattern started when technology stocks were at their peak in 1999 and confidence in equities was running high. At this point it took 44 ounces of gold to purchase the Dow. Today, eight years later, an investor can purchase the Dow with just 13 ounces of gold. The question that we have been posing to investors is whether this ratio will once again decline to a point where one or two ounces of gold will buy the Dow. It is our belief that over the next three or four years, this will become a reality.

If we are correct, and the Dow stays relatively flat during this period, we could experience a gold price of US$5,500 per ounce (assuming two ounces of gold will purchase the Dow). It will be during these times that individuals should be looking to roll their investments out of gold and into other asset classes, if history continues to repeat itself.

Live & Learn: Rob McEwen

John Gray

From the November 30, 2007 issue of Canadian Business magazine

My interest in gold started with my father. He was in the investment industry, and in the ’60s he started thinking his clients should have some gold in their portfolios. Gold was frequently the subject of conversation at the dining room table. He also invested some money with prospectors, and I remember them coming by the house, dropping a bag of rocks on the table and talking about what they had found.

There was a libertarian element to the gold business that I still subscribe to. You know, minimal government intervention, and just getting paid for your work.

Sarbanes-Oxley and all the associated rules are ridiculous. It’s an enormous tax on shareholders being charged by the legal community and the accounting profession. Have those rules stopped any of the problems we face? The theft, the fraud, the corruption? No one can know all the rules, and so you can hide behind those rules and find passageways through them.

I don’t know if many people think about what it means to be a Canadian. We have a very diverse and multicultural society, but Canadians haven’t really given back to the country since the Second World War. There are lots of drifting youth, and the education system is not giving them the skills they need.

We should probably have a compulsory draft. Maybe not just for the military, but two years of serving your country in some way — whether that means cleaning the environment, helping in the inner cities or military service — would help. People would begin to appreciate what it means to be a Canadian.

Ontario spends a huge portion of its budget on health care. What happens when the aging population pushes that up even higher? Are we going to see rationing? Are we going to tell people you can’t have a heart transplant? That’s why my wife and I set up a centre for regenerative medicine. Regenerative medicine may help to regrow part of your organ rather than having to wait for a transplant. Replacing damaged cells with cells that have grown from stem cells may help to solve the problem.

83
McEwen’s father founds Goldcorp as a closed-end
fund that holds shares in mining companies.

89
Transforms Goldcorp into a gold
miner by purchasing the Red Lake
mine in northern Ontario.

00
Goldcorp settles a 46-month-long strike at Red
Lake that lowers costs and lets new technology
be implemented.

05
After Goldcorp completes merger with
Wheaton River, McEwen steps down
as CEO, handing reins to Ian Telfer.

06
McEwen starts to transform US Gold into an active
exploration company.

There is enormous room to innovate in mining and Canada should be a leader. Sweden is a leader in drilling technology and machinery, why aren’t we? We have all these mines. The reason is because the investment decisions are so large, and convention and tradition create enormous inertia. We have to overcome that inertia and listen to the ideas that have been suppressed by the hierarchy, bureaucracy or undue caution.

If you want to get somewhere, you can either stand behind the person in front of you or step out of line. I’ve always found that I get to where I want to go faster if I step out of line. In Canada, there are too many people standing in line waiting for someone else to do something for them. A slave is someone waiting for someone else to free them.

It’s hard to build capital in Canada. It takes a lot of effort, and the government takes a big chunk. We have natural resources, trees, minerals, oil and gas and land. But we don’t have a population of entrepreneurs. We have a population waiting for the government to take care of them.

The slow building of wealth under the Canadian system discourages CEOs from taking strong stands. Many are hired guns without a big equity stake in the company, and they don’t think like owners. We need more people thinking like owners.

The strike at Goldcorp was a watershed moment. We had to undo 45 years of history. There had been lots of rhetoric and bravado from previous owners, but it always collapsed and everyone at the mine was waiting for that to happen again. It took six months for managers at the mine to realize it was different this time. When they saw that, it was like all the limits on their thinking were gone, and they could try different things.

Two events occurred in 2002 that threw me right off track. In February, my younger sister died, and four months later, my mother died. Moments like that put things in their correct perspective. We have a finite amount of time, and when you realize you don’t have as much time as you thought, you begin to think: what would I like to do with the rest of my life? Am I going to wait for it to happen, or go out and do it? There is no perfect time to start something except today.

5 Books Worth Reading!

1. Extraordinary Popular Delusions and the Madness of Crowds
Charles Mackay

2. Get Smarter: Life and Business Lessons
Seymour Schulich & Derek DeCloet

3. The Predators’ Ball: The Inside Story of Drexel Burnham and the Rise of the Junk Bond Raiders
Connie Bruck

4. Reminiscences of a Stock Operator
Edwin Lefèvre

5. The Big Score: Robert Friedland,Inco, and the Voisey’s Bay Hustle
Jacquie McNish

McEwen Capital’s Shareholder Activism Leads to Proposed Changes at TSX

Publicly traded companies are owned by their stockholders. This is an essential element of the capital markets that regulators and management need to recognize and respect. In Canada, owners have traditionally been treated as second class citizens while managers, the individuals that run these companies and typically own few or no shares, are given free reign to do as they please with the corporation’s assets.

Last fall, McEwen Capital, which was one of the largest shareholders of Goldcorp (NYSE: GG TSX: G), sued the company in a high profile attempt to give shareholders a vote on the proposed merger with Glamis Gold. This transaction was valued at over $21 billion. Glamis shareholders, who received a nice 35% premium for their shares, were given a vote, information circular and a right of dissent. Goldcorp shareholders, who were being diluted by 66% and paying this outsized premium, were left in the dark with no vote, no information and no right of dissent.

Most major exchanges around the world require shareholder approval at varying levels of dilution.

If these transactions will indeed produce the positive results that management teams claim, why not give the owners a chance to decide for themselves? Most management teams are fearful that their shareholders will reject a proposed merger, but they express it more philosophically by stating they are providing “deal certainty”.

Most major exchanges around the world require shareholder approval at varying levels of dilution. The New York Stock Exchange and NASDAQ’s threshold is 20%, the London Stock Exchange’s is 25% and the Hong Kong Stock Exchange’s is 5%. Canada needs to raise its standards to be in line with other leading exchanges, or else it will be seen as the developed world’s version of the Wild West.

Fortunately, as a result of McEwen Capital’s fight to uphold the rights of Goldcorp shareholders, the Toronto Stock Exchange (TSX) is now considering changes to its policies that would see owners of acquiring companies in Canada get the right to vote on proposed mergers and acquisitions. This is a welcome development and a step in the right direction. Now the objective is to see policies to this effect implemented sooner rather than later.

US Gold Added to Russell 3000

US Gold recently announced that it had been added to the Russell 3000 Index. The index is compiled annually by the Russell Investment Group and consists of the 3,000 largest U.S. companies by market capitalization.

The Russell Investment Group has been an investment management leader for 70 years, with a focus on investment manager research and extensive knowledge of financial markets. Their indexes are some of the most used benchmarks for institutional investors worldwide. Investment professionals responsible for an impressive $3.8 trillion in assets use Russell indexes to guide their investments.

Inclusion in the Russell 3000 index immediately raises US Gold’s visibility in the institutional investment community, a fundamental step in generating market liquidity.

US Gold’s Magistral Mine in Mexico Shows Good Potential

In addition to Nevada, some of US Gold’s best growth prospects exist at its recently acquired Magistral Mine in Sinaloa State, Mexico. Under previous owners, the mine entered production in 2002 and produced approximately 70,000 ounces of gold before it was shut down in 2005 due to lack of working capital and a gold price of US$425 per ounce. US Gold acquired the mine in 2007 and is currently investigating various scenarios designed to improve the mine’s economics by lowering costs, increasing production and improving operational bottlenecks. US Gold believes Magistral has good potential since everything the company needs to begin production is already built and ready to go.

This is important because it is becoming increasingly difficult to put a mine into production. Aside from making an economic discovery, there are numerous challenges a company faces such as permitting, locating equipment, finding skilled personnel and finally, constructing the mine on time and within budget.

US Gold believes Magistral has good potential since everything the company needs to begin production is already built and ready to go.

The Magistral Mine has a number of unique advantages working in its favour:

1. The mine is fully built

2. Operating permits are in place

3. Great infrastructure

4. Diesel and gas prices in Mexico are capped

5. Mexico is politically stable and part of NAFTA

Exploration: Looking to build more value in Mexico

Exploration in the immediate mine area has discovered high-grade gold mineralization that has the potential to be the most important value driver for US Gold in Mexico. In February, US Gold announced that it had intersected significant gold mineralization in an area where it previously was not believed to exist. The best result included 0.54 opt (ounces per ton) gold over 40 ft. (feet) [18.53 gpt (grams per tonne) gold over 12.2 meters] within a longer interval of 0.14 opt gold over 165 ft. (4.93 gpt gold over 50.3 meters). The zone where the high-grade is located represents a very small target relative to the whole mine area and adjacent land position. As such, there is plenty of space available for similar-size gold deposits to exist elsewhere, in or near the mine. Our exploration objective at Magistral is the discovery of sufficient new mineralization to justify production scenarios that are larger than previously contemplated.

Exploration in the immediate mine area has discovered high-grade gold mineralization

Regional Exploration: A Promising Start

The Magistral Mine is situated in the middle of a large land package that totals 622 sq. miles (1,612 sq. km). Regional exploration has identified four projects approximately 10 miles (16 km) west of the mine that have demonstrated early promise. Results from Shakira, one of the projects, represent a new discovery of gold and silver mineralization. Early results include; 0.04 opt gold 1.74 opt silver over 147.6 ft. (1.24 gpt gold 59.6 gpt silver over 45 meters) including 0.45 opt gold 20.99 opt silver over 9.8 ft. (15.55 gpt gold 719.0 gpt silver over 3.0 meters).

Technology and Innovation

US Gold continues to look towards technology and innovative thinking to maximize its returns. US Gold has engaged a firm called Diagnos to process Magistral’s extensive information database. Through Diagnos’ software program, advanced mathematics and artificial intelligence are being applied to US Gold’s exploration program with the objective of locating more gold and silver mineralization at a lower cost and at a faster rate.

Our investments

Company	Exchange	Symbol	*52-Week High	*52-Week Low	*Current Price	**Avg. Daily Volume	*% Owned	*** Performance
US Gold	TSX/AMEX	UXG	$8.12/$7.19	$2.77/$2.74	$3.50/$3.45	545,800	22.0%	629%
Lexam Explorations	TSX-V/Pink Sheets	LEX/LEXEF	$1.35/$1.21	$0.43/$0.42	$0.53/$0.46	25,388	49.5%	607%
Rubicon Minerals	TSX/AMEX	RMX/RBY	$3.25/$2.62	$0.65/$0.56	$1.24/$1.24	429,023	31.0%	77%
Coral Gold	TSX-V/OTCBB	CLH/CLHRF	$1.32/$1.17	$0.45/$0.45	$0.89/$0.89	37,930	15.1%	-11%
Everton Resources	TSX-V	EVR	$1.65	$0.50	$0.75	74,141	10.4%	50%
Freegold Ventures	TSX/OTCBB/FWB	ITF/FGOVF/FR4	$2.70/$2.90/$2.02	$0.54/$0.49/$0.42	$1.45/$1.46/$0.93	192,598	8.0%	26%
Gold Port Resources	TSX-V	GPO	$0.97	$0.27	$0.35	38,788	9.3%	-25%
Golden Valley Mines	TSX-V	GZZ	$0.82	$0.28	$0.32	90,663	6.7%	-3%
MacDonald Mines	TSX-V	BMK	$1.32	$0.06	$0.54	2,194,590	5.2%	35%
Minera Andes	TSX/OTCBB	MAI/MNEAF	$2.64/$2.40	$1.10/$1.15	$1.60/$1.58	404,414	23.8%	357%
Cyberplex	TSX	CX	$0.84	$0.45	$0.69	28,730	20.6%	116%
Noront Resources	TSX-V	NOT	$0.29	$7.05	$4.76	975,000	1.0%	9%

* As of February 20, 2008.

** Based on a three month average.

*** Performance since initial investment.

Rubicon Minerals

North America’s Go-To Exploration Company

Rubicon Minerals Corporation (AMEX: RBY, TSX: RMX) was transformed in February 2007 when assets controlled by McEwen Capital in Nevada and Alaska were combined with the company’s existing portfolio in Red Lake, Ontario. Concurrently, McEwen Capital invested $10 million in cash and raised the company an additional $5 million at $0.70 per share to boost their treasury. The new Rubicon has large land positions in North America’s premier gold mining regions and a strong treasury with over $30 million to explore.

Rubicon is aggressively drilling projects in Red Lake and has laid out an extensive 40,000 meter (131,000 ft.) drill program for 2008. Watch for results from Adams Lake, Phoenix and East Bay projects throughout 2008.

“Red Lake is home to one of the world’s giant gold deposits and Rubicon controls a large, strategic position with multiple targets in the core of this gold camp,” said Rubicon CEO David Adamson. “Prepared with a strong treasury, we are about to embark on our most aggressive and ambitious drill programs to date in this prolific area.”

In Alaska, Rubicon’s land holdings surround the multi million ounce Pogo Mine, owned by Teck Cominco and Sumitomo. A $2.5 million exploration program is planned for 2008, which will include follow-up on results obtained previously and grass roots exploration on their extensive 500,000-acre land position.

Rubicon’s new Nevada assets consist of approximately 225,000 acres of private mineral rights and are located in the northeast, bordering Utah. Relatively little exploration has been conducted on the property, however some recent success in the region has renewed interest in its potential for gold and base metal discoveries.

Rubicon’s business plan is to provide exposure to high exploration potential and to review new growth opportunities in areas of low political risk in North America. McEwen Capital is the company’s largest shareholder with over 45.8 million shares, or approximately 31% on a partially diluted basis.

Lexam: Focusing on Energy

Continued from page 2.

Q. Your drilling activities at the Baca Oil and Gas Project in Colorado have taken longer than the original estimate. Why was that and are you now on track to proceed?

IB. Not being able to drill our proposed oil and gas wells in 2007 was disappointing to me personally. We have since followed the additional steps requested by the US Fish and Wildlife Service (US FWS), who own the surface rights at Baca. We will have a much better sense of timing shortly.

Q. What are your thoughts on Baca’s potential?

IB. I like the upside possibilities. Baca is believed to be the largest contiguous land position for oil and gas in Colorado. The targets that have been outlined appear large, and more gas is continually being found in Colorado. In fact, it is the only state that is meaningfully increasing its production in the US. In J. Paul Getty’s book, titled “How to be Rich”, he outlines four elements a wildcatter should consider in order to make a fortune in oil and gas:

1. Oil is likely to turn up in unlikely places.

2. Conduct exploration outside of known oil belts.

3. Use the latest technologies to uncover discoveries.

4. Deeper drilling.

In the case of Lexam we were drilling for gold and to everybody’s surprise hit oil. Various studies had been done in the area that concluded there was no potential for oil and gas because the right rocks were not present. We are also drilling for oil and gas outside of the known belts. Baca is situated in one of the few, if not the last deep basin in Colorado without commercial production. Colorado’s other deep basins are some of the most prolific producers in North America.

Lexam was the first company to conduct 3D seismic testing in the area and is now looking at new technologies to further enhance our probability of success. Lastly, our proposed wells will tests depths of approximately 14,000 to 15,000 feet below surface. This will give us a real indication of the property’s potential.

Q. Why are you encouraged by the company’s prospects in 2008?

IB. Although the prospects of a discovery are small, I like what the properties have shown me thus far. Lexam is fully funded, so there is no need to raise additional capital unless it is to our benefit.

Through McEwen Capital we see a lot of deal flow, so we will be looking for additional projects that can add immediate value for our investors.

Our model for Lexam was to get away from the energy junior that is generally seen in Alberta. These companies focus on generating small amounts of cash flow, have weak balance sheets and limited land positions. With a large land position at both of our projects, a strong balance sheet and good exploration potential, the growth potential is there.